10753 Macatawa Drive Holland, Michigan 49424
NEWS RELEASE
NASDAQ STOCK MARKET: FOR RELEASE: DATE:	MCBC Immediate January 30, 2014

Macatawa Bank Corporation Reports
Fourth Quarter and Full Year 2013 Results

Holland, Michigan, January 30, 2014 – Macatawa Bank Corporation (Nasdaq: MCBC) today announced its results for the fourth quarter and full year of 2013, reflecting continued improvement in financial performance.

●	Net income of $2.2 million in the fourth quarter of 2013, or $3.2 million before tax, which was an increase from $2.4 million before tax in the fourth quarter of 2012
●	Significant expense reductions – total non-interest expense decreased by $5.4 million, or 10%, for 2013 compared to 2012
●	Net growth in total loans of $13.6 million for the fourth quarter 2013
●	Total nonperforming assets decreased by $18.4 million, or 27%, from 2012
●
Strong loan collection results exemplified by net recoveries once again – net recoveries of $526,000 for the fourth quarter 2013, net recoveries in three of the previous five quarters and net recoveries of $1.3 million for 2013

●	Accomplished key capital initiatives
● Completion of exchange of all Series A and Series B Preferred Stock to common stock at end of 2013
● Prepayment and full redemption of Company subordinated debt in third quarter of 2013
● Resumption of regular quarterly interest payments on trust preferred securities

Macatawa reported net income of $2.2 million, or ($0.56) per diluted share, in the fourth quarter of 2013 compared to net income of $21.2 million, or $0.78 per diluted share, for the fourth quarter of 2012.  For the full year of 2013, the Company reported net income of $9.5 million, or ($0.29) per diluted share, compared to $35.4 million, or $1.31 per diluted share, for the same period in 2012.  Net income in 2012 was bolstered by several one-time events, including reversal of the deferred tax asset valuation allowance which boosted earnings by $18.9 million in the fourth quarter of 2012.

Earnings per share for the fourth quarter and full year of 2013 were affected by a reduction to net income available to common shares of $17.6 million representing the impact of the exchange of preferred stock.  The exchange by holders of preferred stock for common stock and, at the election of the holder, cash was accounted for as an induced conversion.  The fair value of common stock and cash issued in excess of the fair value of securities issuable pursuant to the original conversion terms was treated as a reduction to net income available to common shares for earnings per share purposes.  While this one-time, non-cash impact on earnings per share was negative, the exchange improved the key metrics of book value per common share by $0.11 to $3.92 and the tangible common equity to assets ratio by over 200 basis points to 8.82% at December 31, 2013.

"Completing our capital initiatives for the year, we reached an agreement with all of our Series A and Series B preferred stock holders in which we exchanged all of the preferred stock for shares of common stock and cash, effective December 30, 2013” said Richard L. Postma, Chairman of the Board of the Company.  "The transaction was immediately accretive to book value per share and paves the way to resuming cash dividends to our common shareholders."

Mr. Postma continued: "Net income for the fourth quarter and for the full year 2013 reflected continued improvement in  core operating results.  Net income for 2012 included several large one-time items, including $18.9 million for the reversal of a deferred tax asset valuation allowance, a one-time $2.8 million loan prepayment fee collected in the third

Macatawa Bank Corporation 4Q Results / page 2 of 4

quarter of 2012 and a $3.6 million negative provision for loan losses in the first quarter of 2012 related to a large recovery on an individual loan.  Our results for 2013 did not include such one-time items and were more consistent.  Nonperforming asset expenses for 2013 were $5.5 million compared to $10.0 million for 2012, amounting to a $4.5 million decrease.  This significant cost reduction was accomplished through our focus on reducing the level of nonperforming assets.  Our nonperforming assets decreased by over $18.4 million from a year ago, which resulted in the decrease in associated costs.    Proceeds on sales of other real estate owned amounted to $16.5 million in 2013, bringing total nonperforming assets down to $49.2 million at December 31, 2013.  This is the lowest level of nonperforming assets for the Bank since the second quarter 2007.”

Mr. Postma concluded: "We are pleased with our financial results and the improvements we were able to make in our capital structure in 2013.  We are poised for growth in our earning assets to produce stronger future earnings for our shareholders.  In addition, with the preferred stock exchange complete, the Board of Directors can now focus on other strategies to enhance shareholder value, including consideration of dividends to common shareholders."

Operating Results
Net interest income for the fourth quarter 2013 totaled $10.2 million, an increase of $88,000 from the third quarter 2013 and a decrease of $756,000 from the fourth quarter 2012.  Net interest margin was 2.95 percent, down 1 basis point from the third quarter 2013, and down 31 basis points from the fourth quarter 2012.  The decrease from the fourth quarter 2012 was largely due to reduced yields from the loan portfolio resulting from the low level of market interest rates and significant competitive loan pricing pressures.

Average interest earning assets for the fourth quarter 2013 increased $18.3 million from the third quarter 2013 and were up $48.7 million from the fourth quarter 2012.

Non-interest income increased $65,000 in the fourth quarter 2013 compared to the third quarter 2013 and increased $205,000 from the fourth quarter 2012, primarily due to increased service charge income on deposit accounts.  Much of this increase was offset by decreases in gains on sales of mortgage loans as the market for this activity contracted in the second part of 2013.  The Bank originated $16.9 million in loans for sale in the fourth quarter 2013 compared to $28.0 million in loans for sale in the third quarter 2013 and $39.3 million in loans for sale in the fourth quarter 2012.

Non-interest expense was $12.0 million for the fourth quarter 2013, compared to $12.4 million for the third quarter 2013 and $12.9 million for the fourth quarter 2012.  The largest fluctuations in non-interest expense related to costs associated with the administration and disposition of problem loans and non-performing assets, which decreased $359,000 compared to the third quarter 2013 and decreased $535,000 compared to the fourth quarter 2012. FDIC insurance assessments declined $179,000 compared to the fourth quarter 2012 due primarily to the termination of the Bank's Memorandum of Understanding effective April 12, 2013.  Salaries and benefits were down $181,000 compared to the third quarter 2013 and were down $268,000 compared to the fourth quarter 2012 due primarily to reduced expense associated with medical insurance as we experienced lower claims in 2013.

Federal income tax expense was $958,000 for the fourth quarter 2013 compared to $975,000 for the third quarter 2013 and an $18.9 million benefit for the fourth quarter 2012.  The Company reversed its deferred tax asset valuation allowance at December 31, 2012 resulting in a large increase to income in the fourth quarter 2012.

Asset Quality
As a result of the consistent improvements in nonperforming loans and past due loans over the past several quarters, and the reduction in historical loss ratios, a negative provision for loan losses of $1.0 million was recorded in the fourth quarter 2013.  Net loan recoveries for the fourth quarter 2013 were $526,000, compared to third quarter 2013 net loan recoveries of $523,000 and fourth quarter 2012 net loan charge-offs of $2.0 million.  The Bank has experienced net loan recoveries in three of the past five quarters and had net loan recoveries of $1.3 million for the year ended December 31, 2013. Total loans past due on payments by 30 days or more amounted to $5.5 million at December 31, 2013, down from $7.8 million at September 30, 2013 and $7.9 million at December 31, 2012.

The allowance for loan losses of $20.8 million was 2.00 percent of total loans at December 31, 2013, compared to 2.07 percent of total loans at September 30, 2013, and 2.26 percent at December 31, 2012.    The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and exceeded 1-to-1 coverage at 168.61 percent as of December 31, 2013, compared to 208.14 percent at September 30, 2013, and 148.34 percent at December 31, 2012.

At December 31, 2013, the Company's nonperforming loans were $12.3 million, representing 1.18 percent of total loans.  This compares to $10.2 million (0.99 percent of total loans) at September 30, 2013, which was the lowest level

Macatawa Bank Corporation 3Q Results / page 3 of 4

since the third quarter of 2006, and $16.0 million (1.52 percent of total loans) at December 31, 2012.  Other real estate owned was $36.8 million at December 31, 2013, compared to $42.8 million at September 30, 2013, down significantly from $51.6 million at December 31, 2012. Total nonperforming assets, including other real estate owned and nonperforming loans, have decreased by $18.4 million, or 27.3 percent, from December 31, 2012 to December 31, 2013.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012

Commercial Real Estate	$5,706	$4,934	$5,701	$4,673	$7,255
Commercial and Industrial	5,625	4,240	4,081	8,781	7,657
Total Commercial Loans	11,331	9,174	9,782	13,454	14,912
Residential Mortgage Loans	639	639	619	298	447
Consumer Loans	365	407	373	422	644
Total Non-Performing Loans	$12,335	$10,220	$10,774	$14,174	$16,003

Residential Developer Loans (a)	$2,591	$2,651	$2,723	$2,265	$3,157

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in non-performing commercial loans secured by real estate.

Total non-performing assets were $49.2 million, or 3.24 percent of total assets, at December 31, 2013.  A break-down of non-performing assets is shown in the table below.

Dollars in 000s	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012

Non-Performing Loans	$12,335	$10,220	$10,774	$14,174	$16,003
Other Repossessed Assets	40	---	---	22	6
Other Real Estate Owned	36,796	42,796	45,845	51,593	51,582
Total Non-Performing Assets	$49,171	$53,016	$56,619	$65,789	$67,591

Balance Sheet, Liquidity and Capital
Total assets were $1,517.4 million at December 31, 2013, a decrease of $45.3 million from $1,562.7 million at September 30, 2013 and a decrease of $43.3 million from $1,560.7 million at December 31, 2012.  Total loans were $1,042.4 million at December 31, 2013, an increase of $13.6 million from $1,028.8 million at September 30, 2013 and a decrease of $9.9 million from $1,052.3 million at December 31, 2012.

Commercial loans decreased by $16.2 million during the full year 2013, partially offset by increases of $6.3 million in our residential mortgage and consumer loan portfolios.  Commercial real estate loans were reduced by $30.6 million, as the Company continued its efforts to reduce exposure in this segment, and commercial and industrial loans increased by $14.4 million during the same period.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012

Construction and Development	$86,413	$86,824	$81,841	$88,670	$94,621
Other Commercial Real Estate	385,927	395,108	397,814	408,860	408,338
Commercial Loans Secured by Real Estate	472,340	481,932	479,655	497,530	502,959
Commercial and Industrial	274,099	253,216	242,759	259,145	259,700
Total Commercial Loans	$746,439	$735,148	$722,414	$756,675	$762,659

Residential Developer Loans (a)	$35,164	$39,886	$41,903	$45,598	$53,847

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in commercial loans secured by real estate.

-- more –

Macatawa Bank Corporation 4Q Results / page 4 of 4

Total deposits were $1,249.7 million at December 31, 2013, down $36.5 million from $1,286.3 million at December 31, 2012.  This decrease was related to our allowing the run-off of higher costing certificates of deposit.  These balances decreased $42.9 million from December 31, 2012.  The Bank continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

The Bank's regulatory capital ratios decreased slightly in the fourth quarter of 2013 as a result of the exchange of preferred stock for common stock discussed above, but continued to be at levels among the highest in Bank history.  The Bank was categorized as "well capitalized" at December 31, 2013.

About Macatawa Bank
Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank.  Through its banking subsidiary, the Company offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County.  Services include commercial, consumer and real estate financing, business and personal deposit services, ATM's and Internet banking services, trust and employee benefit plan services, and various investment services.  The Company emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

 CAUTIONARY STATEMENT: This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions. Forward-looking statements are identifiable by words or phrases such as "initiative," "continue," "improving," "efforts," "focus," "future," "strategies," "pave the way," "poised for growth" and other similar words or phrases. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, our ability to further reduce nonperforming asset levels and related expenses and strategies to enhance shareholder value. The declaration and payment of future dividends to common shareholders will be considered by the Board of Directors in its discretion and will depend on a number of factors, including our financial condition and anticipated profitability. All statements with references to future time periods are forward-looking. Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured. The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2012. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
EARNINGS SUMMARY	2013	2012	2013	2012
Total interest income	$11,961	$13,009	$48,620	$57,276
Total interest expense	1,749	2,041	7,337	9,814
Net interest income	10,212	10,968	41,283	47,462
Provision for loan losses	(1,000)	(500)	(4,250)	(7,100)
Net interest income after provision for loan losses	11,212	11,468	45,533	54,562

NON-INTEREST INCOME
Deposit service charges	1,046	942	3,963	3,323
Net gains on mortgage loans	409	690	2,554	2,882
Trust fees	615	587	2,413	2,389
Other	1,946	1,592	7,211	7,034
Total non-interest income	4,016	3,811	16,141	15,628

NON-INTEREST EXPENSE
Salaries and benefits	5,653	5,921	23,012	22,986
Occupancy	997	955	3,756	3,815
Furniture and equipment	810	768	3,224	3,259
FDIC assessment	325	504	1,458	2,196
Administration and disposition of problem assets	1,452	1,987	5,524	9,960
Other	2,799	2,768	10,881	11,067
Total non-interest expense	12,036	12,903	47,855	53,283
Income before income tax	3,192	2,376	13,819	16,907
Income tax expense	958	(18,858)	4,270	(18,583)
Net income	$2,234	$21,234	$9,549	$35,490
Net income/(loss) attributable to common shareholders	$(15,340)	$21,234	$(8,026)	$35,490

Basic earnings per common share	$(0.56)	$0.78	$(0.29)	$1.31
Diluted earnings per common share	$(0.56)	$0.78	$(0.29)	$1.31
Return on average assets	0.58%	5.75%	0.63%	2.37%
Return on average equity	6.54%	76.30%	7.11%	34.39%
Net interest margin	2.95%	3.26%	3.05%	3.49%
Efficiency ratio	84.59%	87.31%	83.34%	84.46%

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

BALANCE SHEET DATA	December 31	December 31
Assets	2013	2012
Cash and due from banks	$38,714	$33,556
Federal funds sold and other short-term investments	118,178	192,802
Interest-bearing time deposits in other financial institutions	25,000	-
Securities available for sale	139,659	123,497
Securities held to maturity	19,248	4,300
Federal Home Loan Bank Stock	11,236	11,236
Loans held for sale	1,915	8,130
Total loans	1,042,377	1,052,348
Less allowance for loan loss	20,798	23,739
Net loans	1,021,579	1,028,609
Premises and equipment, net	53,641	53,576
Bank-owned life insurance	27,517	26,804
Other real estate owned	36,796	51,582
Other assets	23,922	26,626

Total Assets	$1,517,405	$1,560,718

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$344,550	$339,520
Interest-bearing deposits	905,184	946,741
Total deposits	1,249,734	1,286,261
Other borrowed funds	89,991	91,822
Subordinated debt	-	1,650
Long-term debt	41,238	41,238
Other liabilities	3,920	9,240
Total Liabilities	1,384,883	1,430,211

Shareholders' equity	132,522	130,507

Total Liabilities and Shareholders' Equity	$1,517,405	$1,560,718

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)
	Quarterly					Year to Date

	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
	2013	2013	2013	2013	2012	2013	2012
EARNINGS SUMMARY
Net interest income	$10,212	$10,124	$10,463	$10,483	$10,968	$41,283	$47,462
Provision for loan losses	(1,000)	(1,500)	(1,000)	(750)	(500)	(4,250)	(7,100)
Total non-interest income	4,016	3,951	4,211	3,963	3,811	16,141	15,628
Total non-interest expense	12,036	12,362	11,875	11,581	12,903	47,855	53,283
Federal income tax expense (benefit)	958	975	1,196	1,142	(18,858)	4,270	(18,583)
Net income	$2,234	$2,238	$2,603	$2,473	$21,234	$9,549	$35,490

Basic earnings per common share	$(0.56)	$0.08	$0.10	$0.09	$0.78	$(0.29)	$1.31
Diluted earnings per common share	$(0.56)	$0.08	$0.10	$0.09	$0.78	$(0.29)	$1.31

MARKET DATA
Book value per common share	$3.92	$3.77	$3.68	$3.68	$3.59	$3.92	$3.59
Tangible book value per common share	$3.92	$3.77	$3.68	$3.68	$3.59	$3.92	$3.59
Market value per common share	$5.00	$5.38	$5.04	$5.41	$2.89	$5.00	$2.89
Average basic common shares	27,276,722	27,261,325	27,260,748	27,211,603	27,098,608	27,161,888	27,086,792
Average diluted common shares	27,276,722	27,261,325	27,260,748	27,211,603	27,098,608	27,161,888	27,086,792
Period end common shares	33,801,097	27,261,325	27,261,325	27,253,825	27,203,825	33,801,097	27,203,825

PERFORMANCE RATIOS
Return on average assets	0.58%	0.59%	0.70%	0.66%	5.75%	0.63%	2.37%
Return on average equity	6.54%	6.67%	7.74%	7.50%	76.30%	7.11%	34.39%
Net interest margin (fully taxable equivalent)	2.95%	2.96%	3.15%	3.14%	3.26%	3.05%	3.49%
Efficiency ratio	84.59%	87.83%	80.93%	80.17%	87.31%	83.34%	84.46%
Full-time equivalent employees (period end)	361	363	360	365	365	361	365

ASSET QUALITY
Gross charge-offs	$508	$354	$698	$643	$2,485	$2,203	$7,496
Net charge-offs	$(526)	$(523)	$238	$(498)	$2,032	$(1,309)	$802
Net charge-offs to average loans (annualized)	-0.20%	-0.21%	0.09%	-0.19%	0.79%	-0.13%	0.08%
Nonperforming loans	$12,335	$10,220	$10,774	$14,174	$16,003	$12,335	$16,003
Other real estate and repossessed assets	$36,836	$42,796	$45,845	$51,615	$51,588	$36,836	$51,588
Nonperforming loans to total loans	1.18%	0.99%	1.06%	1.35%	1.52%	1.18%	1.52%
Nonperforming assets to total assets	3.24%	3.39%	3.83%	4.36%	4.33%	3.24%	4.33%
Allowance for loan losses	$20,798	$21,272	$22,248	$23,487	$23,739	$20,798	$23,739
Allowance for loan losses to total loans	2.00%	2.07%	2.20%	2.23%	2.26%	2.00%	2.26%
Allowance for loan losses to nonperforming loans	168.61%	208.14%	206.50%	165.70%	148.34%	168.61%	148.34%

CAPITAL
Average equity to average assets	8.95%	8.86%	9.03%	8.76%	7.54%	8.90%	6.89%
Tier 1 capital to average assets	10.61%	10.89%	10.85%	10.45%	10.35%	10.61%	10.35%
Total capital to risk-weighted assets	15.69%	16.04%	16.12%	15.35%	14.98%	15.69%	14.98%
Tier 1 capital to average assets (Bank)	10.45%	10.80%	10.72%	10.35%	10.28%	10.45%	10.28%
Total capital to risk-weighted assets (Bank)	15.45%	15.90%	15.80%	14.98%	14.55%	15.45%	14.55%
Tangible common equity to assets	8.82%	6.63%	6.87%	6.71%	6.31%	8.82%	6.31%

END OF PERIOD BALANCES
Total portfolio loans	$1,042,377	$1,028,793	$1,012,887	$1,051,009	$1,052,348	$1,042,377	$1,052,348
Earning assets	1,359,686	1,402,703	1,320,540	1,348,565	1,388,582	1,359,686	1,388,582
Total assets	1,517,405	1,562,680	1,476,828	1,507,438	1,560,718	1,517,405	1,560,718
Deposits	1,249,734	1,288,041	1,199,578	1,231,390	1,286,261	1,249,734	1,286,261
Total shareholders' equity	132,522	135,507	133,252	132,905	130,507	132,522	130,507

AVERAGE BALANCES
Total portfolio loans	$1,026,603	$1,012,361	$1,035,564	$1,048,984	$1,028,029	$1,030,766	$1,041,833
Earning assets	1,380,510	1,362,223	1,331,557	1,348,703	1,331,768	1,355,853	1,351,308
Total assets	1,527,910	1,514,555	1,489,887	1,506,722	1,475,895	1,509,840	1,498,860
Deposits	1,255,221	1,238,303	1,212,089	1,232,489	1,222,422	1,234,598	1,223,967
Total shareholders' equity	136,718	134,118	134,537	131,941	111,317	134,341	103,198